      Exhibit B
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NEES GLOBAL, INC.
Consolidated Statement of Income and Accumulated Deficit
For the Periods Ended September 30, 1999
(Unaudited, Subject to Adjustment)
(thousands of dollars)

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
                    Nine     Twelve
                    Months     Months
                    ------     ------
INCOME
------
Rental water heater revenue     $  6,764     $  9,143
Gain on sale of NEWHC,Inc. assets     3,389     3,389
Consulting revenue and other     672     880
Equity in earnings - HydroServ Group, LLC      -      (11)
                    --------     --------
     Total income     10,825     13,401

EXPENSE
-------
Operating expenses     4,407     6,651
Write-off of investment in:
  Monitoring Technologies, Inc.      -      475
Loss on sale of interest in AllEnergy Marketing Co., Inc.     220     220
Depreciation               1,558     2,334
Income taxes     2,800     2,049
               --------     --------
     Total expenses     8,985     11,729
               --------     --------

Net income     $  1,840     $  1,672

Accumulated deficit at beginning of period     $(10,413)     $(10,245)
               --------     --------

Accumulated deficit at end of period     $ (8,573)     $ (8,573)
               ========     ========

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